EXHIBIT 10.2

FAIRPOINT COMMUNICATIONS, INC.

PERFORMANCE UNIT AWARD AGREEMENT

THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”), made and entered into this 1st day of April, 2008, by and between FairPoint Communications, Inc. (the “Company”) and Eugene B. Johnson (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has awarded the Participant Two Hundred Forty-Five Thousand (245,000) Performance Units under the Company’s 2008 Long Term Incentive Plan (the “Plan”); and

WHEREAS, the Company and the Participant desire to enter into a written agreement that sets forth the terms and provisions of the Participant’s Performance Unit award.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the Company and the Participant hereby agree as follows:

1.             The Participant acknowledges that the Performance Unit award is governed by this Agreement and the terms of the Plan.  The terms of the Plan are incorporated into this Agreement in their entirety and made a part hereof by reference.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.  In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern and control.

2.             The Participant is awarded a target award of Two Hundred Forty-Five Thousand (245,000) Performance Units.  The number of Performance Units earned by the Participant shall be determined in accordance with the Plan and this Agreement.

3.             The Performance Units shall be earned by the Participant based on the following table and the “Value” (as hereinafter defined) of the Company’s Common Stock as of December 31, 2009.

Value of the Company’s Common Stock as of December 31, 2009	Number of Performance Units Earned
$19.94	136,111
$21.94	245,000
$23.94	334,100
$25.94	408,333

The number of Performance Units earned for a Value between any of the amounts set forth in the table above will be determined by linear interpolation.

The term “Value” for purposes of this Agreement shall mean the sum of (i) the average of the closing prices for Shares of the Company’s Common Stock during the 30 days trading period immediately preceding December 31, 2009 and (ii) all cash dividends paid by the Company with respect to the Common Stock during the period from the date of this Agreement through December 31, 2009.

The number of Performance Units earned by the Participant shall be determined and certified in writing by the Committee.

4.             One Share of the Company’s Common Stock will be distributed to the Participant for each Performance Unit earned by the Participant.  Dividends on the Shares underlying the Performance Units will not accrue or be paid during the Performance Period.

5.             Any Shares to be distributed in respect of the Performance Units earned by the Participant will be delivered to the Participant no later than March 15, 2010.  If the Participant’s employment with the Company terminates prior to December 31, 2009 for any reason other than termination by the Company without Cause or the Participant’s death or Disability, the Participant shall forfeit the Performance Units and any Shares distributable in respect of such Performance Units.  If the Company terminates the Participant’s employment without Cause prior to December 31, 2009, the Performance Units awarded to the Participant shall remain outstanding and be earned by the Participant (and any Shares distributable in respect of such earned Performance Units (based on the Value of the Company’s Shares as of December 31, 2009) shall be distributed to the Participant) as if the Participant’s employment with the Company had continued through December 31, 2009.  If the Participant’s employment with the Company terminates prior to December 31 2009 due to the Participant’s death or Disability, Shares for one hundred percent (100%) of the Performance Units awarded to the Participant hereunder shall be distributed to the Participant without any adjustment for the Value of the Company’s Shares as of December 31, 2009.

6.             In the event a Change in Control occurs prior to December 31, 2009, the number of Performance Units earned by the Participant will be determined in accordance with the table set forth in Section 3 above, provided, however, for purposes of such determination, the Value of the Company’s Common Stock shall mean the sum of (i) the Fair Market Value of the Company’s Common Stock immediately prior to the Change in Control and (ii) all cash dividends paid by the Company with respect to the Common Stock during the period from the date of this Agreement through the Change in Control.  Any Shares to be distributed in respect of the Performance Units earned by the Participant upon a Change in Control will be delivered to the Participant immediately prior to the Change in Control.

7.             Unless otherwise elected by the Participant in accordance with procedures adopted by the Committee, the Company shall deduct from any Shares otherwise distributable to the Participant that number of Shares having a value equal to the amount of any taxes required by law to be withheld from awards made under the Plan.

8.             The Participant may elect, by entering into a Deferral Agreement with the Company, to defer delivery of all (or any portion) of the Shares otherwise payable to the Participant in respect of the Performance Units earned by the Participant.  To be effective, the

Participant must complete and return the Deferral Agreement to the Company in accordance with procedures established by the Committee.

9.             The Performance Units awarded hereunder to the Participant shall not entitle the Participant to any rights as a stockholder of the Company.

10.           The Participant’s award under this Agreement and the Plan may not be assigned or alienated.  Subject to any limitations under the Plan on transferability, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.  Neither the Plan, nor this Agreement, nor any action taken under the Plan or this Agreement shall be construed as giving to the Participant the right to be retained in the employ of the Company.

11.           Any distribution of Shares may be delayed until the requirements of any applicable laws or regulations or any stock exchange requirements are satisfied.  The Shares distributed to the Participant shall be subject to such restrictions and conditions on disposition as counsel for the Company shall determine to be desirable or necessary under applicable law.

12.           The Participant may designate a beneficiary or beneficiaries to receive all or part of the Shares to be distributed to the Participant under this Award Agreement in the event of the Participant’s death.  If no beneficiary is designated, such Shares shall be paid to the estate of the Participant.

13.           This Agreement, and the award of the Performance Units to the Participant hereunder, are contingent upon the approval of the Plan by the stockholders of the Company at the 2008 annual stockholders meeting.  In the event such approval is not obtained for any reason, the Company shall pay to the Participant an amount equal to the Fair Market Value of the Shares that would have delivered to the Participant in respect of the Performance Units if such approval had been obtained, such amount to be paid in a single lump sum (less applicable tax withholding).

14.           This Agreement and the Plan constitute the entire understanding of the parties with respect to the award of Performance Units to the Participant.  Except with respect to modifications of the Plan as provided therein, this Agreement can be amended only in writing executed by the Participant and a duly authorized officer of the Company.

15.           This Agreement shall be governed by the laws of the State of Delaware to the extent not preempted by applicable federal law.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed in duplicate as of the date first above written.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ John P. Crowley
Name:	John P. Crowley
Title:	Executive Vice President and Chief Financial Officer

PARTICIPANT

/s/ Eugene B. Johnson
Eugene B. Johnson